Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “VISTRA CORP.”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF DECEMBER, A.D. 2023, AT 4:39 O`CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5985588 8100 SR# 20234375709	Authentication: 204943498 Date: 12-29-23
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF DESIGNATION	State of Delaware Secretary of State Division of Corporations Delivered 04:39 PM 12/29/2023 FILED 04:39 PM 12/29/2023 SR 20234375709 - File Number 5985588

OF

8.875% SERIES C FIXED-RATE RESET CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

OF

VISTRA CORP.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Vistra Corp., a corporation duly organized and validly existing under the DGCL (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Restated Certificate of Incorporation of the Corporation (as amended, restated, supplemented, or otherwise modified from time to time, the “Certificate of Incorporation”) authorizes the issuance of 100,000,000 shares of Preferred Stock, par value $0.01 per share, of the Corporation, issuable from time to time in one or more series, and authorizes the Board of Directors (the “Board”) of the Corporation, subject to the limitations under applicable Delaware law, to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of any class or series of Preferred Stock, including the distribution rights, conversion rights, voting rights, redemption rights (including sinking fund provisions), liquidation preferences and the number of shares constituting any class or series, and to issue shares of Preferred Stock, in each case without any stockholder vote; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, powers, restrictions, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide authority for the Corporation to issue and designate 500,000 shares of the Preferred Stock to be known as “8.875% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock” (the “Series C Preferred Shares”) and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designations, rights, preferences, powers, restrictions, and limitations of such Series C Preferred Shares as follows:

Section 1. General Matters; Ranking. Each Series C Preferred Share shall be identical in all respects to every other Series C Preferred Share. The Series C Preferred Shares, with respect to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Corporation, shall rank (a) senior to any Junior Securities; (b) on a parity basis with any Parity Securities; and (c) junior to any Senior Securities.

Section 2. Standard Definitions. As used herein with respect to the Series C Preferred Shares:

“Board” shall have the meaning set forth in the recitals hereto.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“By-laws” means the By-laws of the Corporation, as they may be amended or restated from time to time.

“Calculation Agent” means, at any time, the Person, other than the Corporation or its affiliates, appointed by the Corporation and serving as such agent with respect to the Series C Preferred Shares at such time.

“Certificate of Designation” shall have the meaning set forth in the recitals hereto.

“Certificate of Incorporation” shall have the meaning set forth in the recitals hereto.

“Change of Control” means the occurrence, after the Initial Issue Date, of either of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its subsidiaries, taken as a whole, to any person (as that term is used in Section 13(d) of the Exchange Act), but excluding any employee benefit plan of the Corporation or any of its subsidiaries, or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan; or

(b) the Corporation becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as that term is used in Section 13(d) of the Exchange Act), other than (i) any employee benefit plan of the Corporation or any of its subsidiaries, or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan and (ii) any one or more parents of the Corporation in which no person, directly or indirectly, is the beneficial owner (within the meaning of Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act) of capital stock of the Corporation that is at the time entitled to vote in the election of the directors of such parent(s) representing more than 50.1% of the aggregate voting power represented by such issued and outstanding voting stock of such parent, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Corporation, measured by voting power rather than number of shares.

“Change of Control Trigger Event” means the occurrence of a Change of Control and a Rating Decline.

“Clearstream” means Clearstream Banking, société anonyme, Luxembourg.

The term “close of business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Corporation” means Vistra Corp., a Delaware corporation.

“Covered Disposition” means a Transaction that, together with all Transactions occurring in the full 24 calendar month period preceding such Transaction (or any Transaction preceding such period if it is part of a series of two or more related Transactions at least one of which occurs within such period), results in the disposition of 25% or more of the consolidated total assets of the Corporation as reflected in the Corporation’s balance sheet included in its most recent periodic report filed with the SEC prior to such 24 calendar month period and giving pro forma effect to any material acquisition of assets during such 24 calendar month period based on any financial information regarding such acquisition reasonably available to the Corporation at such time of determination.

“Dividend Payment Date” means the fifteenth day of January and July of each year, commencing on July 15, 2024.

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the Initial Issue Date.

“Dividend Rate” shall have the meaning set forth in Section 3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Euroclear” means Euroclear Bank S.A./N.V.

“First Reset Date” means January 15, 2029.

“Five-Year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, the arithmetic mean of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the most recent H.15. If the Five-Year U.S. Treasury Rate cannot be determined pursuant to the method described above, the Calculation Agent, after consulting such sources as it deems comparable to the foregoing calculation, or any such source as it deems reasonable from which to estimate the Five-Year U.S. Treasury Rate, will determine the Five-Year U.S. Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year U.S. Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention and the Reset Dividend Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year U.S. Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Federal Reserve Board.

“Holder” means each Person in whose name any Series C Preferred Share is registered, who shall be treated by the Corporation and the Registrar as the absolute owner of such share of the Series C Preferred Shares for the purpose of making payment and for all other purposes.

“Initial Issue Date” means December 29, 2023, the original issue date of the Series C Preferred Shares.

“Junior Securities” means any classes or series of Common Stock and any other equity security of the Corporation other than any equity securities that are Parity Securities or Senior Securities.

“Liquidation Dividend Amount” shall have the meaning set forth in Section 7(a).

“Liquidation Preference” means, as to the Series C Preferred Shares, $1,000 per share thereof.

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Dividend Determination Date.

“Nonpayment Event” shall have the meaning set forth in Section 8(b).

“NYSE” means the New York Stock Exchange.

“Parity Securities” means (a) any equity security of the Corporation issued before or after the Initial Issue Date with terms specifically providing that such equity security ranks on a parity with the Series C Preferred Shares with respect to rights to the payment of dividends and/or distributions upon the liquidation, winding-up and dissolution of the Corporation’s affairs, as applicable, (b) the 8.0% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock of the Corporation, issued on October 15, 2021, and (c) the 7.0% Series B Fixed-Rate Reset Cumulative Redeemable Green Perpetual Preferred Stock of the Corporation, issued on December 10, 2021.

“Paying Agent” initially means Equiniti Trust Company LLC, the Corporation’s duly appointed paying agent for the Series C Preferred Shares and any successor appointed under Section 10.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Preferred Stock” means the preferred stock of the Corporation.

“Preferred Stock Directors” shall have the meaning set forth in Section 8(b).

“Rating Decline” means the occurrence of a decrease in the rating of the Series C Preferred Shares by two or more rating agencies by one or more gradations (including gradations within rating categories as well as between rating categories), or the withdrawal of a rating of the Series C Preferred Shares by two or more rating agencies, as a result of which the rating of the Series C Preferred Shares at any time on or within 60 days after the Rating Date (which period shall be extended so long as such rating is under publicly announced consideration by any of the rating agencies) is below the rating of the Series C Preferred Shares by such two rating agencies in effect immediately preceding the Rating Date; provided that such rating agencies have confirmed that such decrease in or withdrawal of rating is a result of the Change of Control; provided further that no Rating Decline shall occur if the ratings of the Series C Preferred Shares by at least two rating agencies are equal to or better than their respective ratings on the Initial Issue Date. For purposes of the foregoing, the “Rating Date” means the earlier of (a) the consummation of a Change of Control, and (b) public announcement of the occurrence of a Change of Control or of the intention of the Corporation to effect a Change of Control.

“Rating Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for us (a “rating agency”) to its Equity Credit criteria for securities such as the Series C Preferred Shares, as such criteria are in effect as of the Initial Issue Date (the “current criteria”), which change results in (a) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series C Preferred Shares or (b) a lower Equity Credit being given to the Series C Preferred Shares than the Equity Credit that would have been assigned to the Series C Preferred Shares by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the Series C Preferred Shares means the dollar amount or percentage in relation to the stated liquidation preference amount of $1,000 per share assigned to the Series C Preferred Shares as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

“Record Date” means, with respect to any Dividend Payment Date, the close of business on the first day of the month of the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the record date with respect to a Dividend Payment Date will be such date as may be designated by the Board in accordance with the Corporation’s Certificate of Incorporation and By-laws.

“Record Holder” means, (i) with respect to any Dividend Payment Date, a Holder of record of the Series C Preferred Shares as such Holder appears on the stock register of the Corporation at the close of business on the related Record Date and, (ii) with respect to any redemption of Series C Preferred Shares by the Corporation pursuant to the provisions of Section 5, a Holder of record of the Series C Preferred Shares as such Holder appears on the stock register of the Corporation at the close of business on the related Redemption Date.

“Redemption Date” means any date fixed for redemption of any Series C Preferred Shares pursuant to the provisions of Section 5.

“Registrar” initially means Equiniti Trust Company LLC, the Corporation’s duly appointed registrar for the Series C Preferred Shares, and any successor appointed under Section 10.

“Rejected Transaction” shall have the meaning set forth in Section 5(d).

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the beginning of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Depositary” means The Depository Trust Corporation or any successor thereto.

“Senior Securities” means any equity security of the Corporation issued after the Initial Issue Date with terms specifically providing that such equity security ranks senior to the Series C Preferred Shares with respect to rights to the payment of dividends and/or distributions upon the liquidation, winding-up and dissolution of the Corporation’s affairs, as applicable.

“Series C Preferred Shares” shall have the meaning set forth in the recitals hereto.

“Transaction” means any direct or indirect conveyance, sale, lease, assignment, transfer or similar disposition (including, without limitation, by means of any merger, consolidation, spin-off, distribution, dividend, joint venture, or similar transaction or sale or issuance by a subsidiary of greater than 50.1% of its equity securities) of any of the assets of the Corporation or any of its subsidiaries; provided that a Transaction will not include any actions within the meaning of paragraphs (a) through (dd) (inclusive) of Section 10.4 of the Credit Agreement, dated as of October 3, 2016 (as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time), by and among Vistra Operations Company LLC, as borrower, Vistra Intermediate Company LLC, the guarantors party thereto, Credit Suisse AG, Cayman Island Branch (as successor to Deutsche Bank AG New York Branch), as administrative and collateral agent, various lenders and letter of credit issuers party thereto, and the other parties named therein, as in effect on the Initial Issue Date.

“Transfer Agent” shall initially mean Equiniti Trust Company LLC, the Corporation’s duly appointed transfer agent for the Series C Preferred Shares, and any successor appointed under Section 10.

Section 3. Dividends.

(a) Subject to the rights of holders of any equity security of the Corporation ranking senior to the Series C Preferred Shares with respect to dividends, Holders shall be entitled to receive, when, as and if declared by the Board, or an authorized committee thereof, out of legally available funds of the Corporation for such purpose, semi-annual cash dividends. Dividends on the Series C Preferred Shares will be cumulative from the Initial Issue Date and will be payable semi-annually in arrears on each Dividend Payment Date at the Dividend Rate. Declared dividends shall be payable no later than close of business on the relevant Dividend Payment Date to Record Holders on the applicable Record Date. If a Dividend Payment Date is not a Business Day, payment shall be made on the immediately succeeding Business Day, without the accumulation of additional dividends. The Dividend Rate on the Series C Preferred Shares from and including the Initial Issue Date to, but excluding, the First Reset Date shall be 8.875% per annum of the Liquidation Preference. On and after the First Reset Date, the Dividend Rate on the Series C Preferred Shares for each Reset Period will be a per annum rate of the Liquidation Preference equal to the Five-Year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date plus a spread of 5.045% per annum; provided that the Five-Year U.S. Treasury Rate for each Reset Period will not be lower than 3.830%. “Dividend Rate” means the dividend rate on the Series C Preferred Shares from time to time, as determined pursuant to this paragraph.

(b) The Dividend Rate for each Reset Period shall be determined by the Calculation Agent as of the applicable Reset Dividend Determination Date in accordance with the terms set forth in this Section 3. Promptly upon such determination, the Calculation Agent shall notify the Corporation of the applicable Dividend Rate and amount of dividends for the Reset Period. The Calculation Agent’s determination of any Dividend Rate, and its calculation of the amount of dividends for any Dividend Period beginning on or after the First Reset Date shall be on file at the Corporation’s principal office, shall be made available to any Record Holder upon request and shall be final and binding in the absence of manifest error. The Corporation shall give notice of the relevant Five-Year U.S. Treasury Rate as soon as reasonably practicable following the determination thereof to the Transfer Agent and Registrar for the Series C Preferred Shares and the Record Holders.

(c) Any dividend payable on the Series C Preferred Shares for any Dividend Period, including for any partial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will accumulate in each such Dividend Period from and including the preceding Dividend Payment Date or the Initial Issue Date, as the case may be, to, but excluding, the applicable Dividend Payment Date for such Dividend Period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends.

(d) Dividends on the Series C Preferred Shares will accumulate (i) whether or not the Corporation has earnings, (ii) whether or not there are funds legally available for the payment of such dividends, (iii) whether or not the payment of such dividends is then permitted under Delaware or other applicable law, (iv) whether or not such dividends are authorized or declared by the Board, and (v) whether or not any agreements to which the Corporation is a party (including any agreements relating to the Corporation’s indebtedness) prohibit the payment of dividends. Holders of Series C Preferred Shares will not be entitled to any dividend, whether payable in cash, property or securities, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series C Preferred Shares. Unless full cumulative dividends have been or contemporaneously are being paid or declared and a sum sufficient for the payment thereof set apart for payment on all outstanding Series C Preferred Shares and any Parity Securities with respect to dividends through the most recent dates on which dividends were to be paid in accordance with the terms of such securities (for the Series C Preferred Shares, the respective Dividend Payment Date), (i) no dividend may be declared or paid or set apart for payment on any Junior Security (other than a dividend payable solely in Junior Securities with respect to both dividends and the liquidation, winding-up and dissolution of the Corporation’s affairs), including Common Stock, and (ii) the Corporation may not redeem, purchase or otherwise acquire any Parity Security or Junior Security, including Common Stock, in each case, subject to the following exceptions: (A) any dividend or distribution payable in shares of Common Stock or other Junior Securities, together with cash in lieu of any fractional share; (B) the acquisition of shares of Common Stock or other Junior Securities in exchange for shares of Common Stock or other Junior Securities, together with cash in lieu of any fractional share; (C) purchases, redemptions, or other acquisitions of Common Stock or other Junior Securities in connection with the administration of any employee benefit or other incentive plan, including any employment contract, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings or other surrender of shares to which the holder may otherwise be entitled up on exercise, delivery, or vesting of equity awards (whether in payment of applicable taxes, the exercise price, or otherwise); (D) purchases of fractional interests in shares of Common Stock or other Junior Securities pursuant to the conversion or exchange provisions of such shares of other Junior Securities or any securities exchangeable for or convertible into shares of Common Stock or other Junior Securities; (E) purchases of Common Stock or other Junior Securities pursuant to a contractually binding requirement to buy Common Stock or other Junior Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan; (F) the exchange or conversion of Junior Securities for or into other Junior Securities or of Parity Securities for or into other Parity Securities (with the same or lesser aggregate liquidation amount) or Junior Securities and the payment of cash in lieu of fractional shares; and (G) any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan. Accumulated dividends in arrears for any past Dividend Period may be declared by the Board, or an authorized committee thereof, and paid on any date fixed by the Board, whether or not a Dividend Payment Date, to Holders of the Series C Preferred Shares on the Record Date for such payment, which may not be less than 10 days before the payment date of such dividend. To the extent a Dividend Period applicable to a class of Junior Securities or Parity Securities is shorter than the Dividend Period applicable to the Series C Preferred Shares (e.g., quarterly rather than semi-annually), the Board may declare and pay regular dividends with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such dividend, the Board expects the Corporation will have sufficient funds to pay the full dividend in respect of the Series C Preferred Shares on the next Dividend Payment Date.

(e) Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series C Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of the dates on which such dividends were to be made in accordance with the terms of such securities (for the Series C Preferred Shares, the relevant Dividend Payment Dates), commencing with the earliest such payment date. If less than all dividends payable with respect to all Series C Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series C Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such Series C Preferred Shares and Parity Securities at such time.

(f) Unless otherwise determined by the Board, dividends on Series C Preferred Shares will be deemed to have been paid out of the Corporation’s available cash with respect to the quarter ended immediately preceding the quarter in which the dividend payment is made.

Section 4. Calculation Agent.

Unless the Corporation has validly called all of the Series C Preferred Shares for redemption on the First Reset Date, the Corporation will appoint the Calculation Agent for the Series C Preferred Shares prior to the Reset Dividend Determination Date preceding the First Reset Date and will keep a record of such appointment at the Corporation’s principal office, which will be available to any Record Holder of Series C Preferred Shares upon request. The Corporation may appoint, at any time and from time to time, any person or entity, other than the Corporation or its affiliates, to serve as the Calculation Agent. The Corporation may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time.

Section 5. Optional Redemption by the Corporation.

(a) Optional Redemption After the First Reset Date. At any time on or after the First Reset Date, the Corporation may, at its option, redeem, in whole or in part, on one or more occasions, the Series C Preferred Shares at a redemption price payable in cash of $1,000 (100% of the Liquidation Preference) per Series C Preferred Share plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the Redemption Date, whether or not declared. The Corporation may undertake multiple partial redemptions.

(b) Optional Redemption Upon a Rating Event. At any time within 120 days after the conclusion of any review or appeal process instituted by the Corporation following the occurrence of a Rating Event, the Corporation may, at its option, redeem the Series C Preferred Shares in whole, but not in part, at a redemption price payable in cash of $1,020 per share (102% of the Liquidation Preference) per Series C Preferred Share plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the Redemption Date, whether or not declared.

(c) Optional Redemption Upon Change of Control Trigger Event. At any time within 120 days after the first date on which a Change of Control Trigger Event occurs, the Corporation may, at its option, redeem, in whole or in part, on one or more occasions, the Series C Preferred Shares at a redemption price payable in cash of $1,030 (103.00% of the Liquidation

Preference) per share for a Change of Control Trigger Event that occurs before January 15, 2025, $1,020 (102.00% of the Liquidation Preference) per share for a Change of Control Trigger Event that occurs on or after January 15, 2025 and before January 15, 2026 or $1,010 (101.00% of the Liquidation Preference) per share for a Change of Control Trigger Event that occurs on or after January 15, 2026 and before January 15, 2029, plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the Redemption Date, whether or not declared. The Corporation may undertake multiple partial redemptions. If the Corporation does not exercise its option to redeem all Series C Preferred Shares within 120 days after the first date on which a Change of Control Trigger Event occurs, then the then-applicable Dividend Rate for the Series C Preferred Shares not so redeemed will be increased by 5.0%.

(d) Optional Redemption Upon Failure to Receive Consent to a Transaction. At any time within 120 days of the Corporation’s failure to receive the affirmative vote or consent of the Holders of at least two-thirds of the outstanding Series C Preferred Shares, voting as a class together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, to any Transaction that results in a Covered Disposition (a “Rejected Transaction”), the Corporation may, at its option, redeem, in whole or in part, on one or more occasions, the Series C Preferred Shares at a redemption price payable in cash equal to $1,030 (103.00% of the Liquidation Preference) per share for a Rejected Transaction that occurs before January 15, 2025, $1,020 (102.00% of the Liquidation Preference) per share for a Rejected Transaction that occurs on or after January 15, 2025 and before January 15, 2026 or $1,010 (101.00% of the Liquidation Preference) per share for a Rejected Transaction that occurs on or after January 15, 2026 and before January 15, 2029, plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the Redemption Date, whether or not declared. The Corporation may undertake multiple partial redemptions.

(e) For the avoidance of doubt, at any time on or after the First Reset Date, the Corporation may redeem the Series C Preferred Shares at a redemption price payable in cash equal to $1,000 (100% of the Liquidation Preference) per Series C Preferred Share notwithstanding the occurrence of any other event(s) that would give rise to the Corporation having an option to redeem the Series C Preferred Shares at the applicable redemption price(s) specified herein for such event(s).

(f) Any optional redemption would be effected only out of funds legally available for such purpose and subject to compliance with the provisions of the instruments governing the Corporation’s outstanding indebtedness.

Section 6. Procedures for Redemption by the Corporation.

If the Series C Preferred Shares are to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, to the Record Holders of the Series C Preferred Shares to be redeemed as such Record Holders’ names appear on the stock transfer books maintained by the Registrar and Transfer Agent at the address of such Record Holders shown therein, mailed not less than 10 days, nor more than 60 days, prior to the scheduled Redemption Date. Each notice of redemption shall include a statement setting forth:

(a) the Redemption Date and basis under which such Series C Preferred Shares are being redeemed;

(b) the total number of Series C Preferred Shares to be redeemed and, if less than all the outstanding shares of Series C Preferred Shares are to be redeemed, the number (and in the case of Series C Preferred Shares in certificated form, the identification) of the Series C Preferred Shares to be redeemed from such Record Holder;

(c) the redemption price;

(d) the place where any Series C Preferred Shares in certificated form are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor;

(e) that dividends on the Series C Preferred Shares to be redeemed will cease to accumulate from and after such Redemption Date; and

(f) if such redemption is being made in connection with a Change of Control, a brief description of the transaction or transactions constituting such Change of Control.

If fewer than all of the outstanding Series C Preferred Shares are to be redeemed, the number of Series C Preferred Shares to be redeemed will be determined by the Corporation, and such shares will be redeemed by such method of selection as the Securities Depositary shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series C Preferred Shares are held of record by the nominee of the Securities Depositary, the Corporation will give notice, or cause notice to be given, to the Securities Depositary of the number of Series C Preferred Shares to be redeemed, and the Securities Depositary will determine the number of Series C Preferred Shares to be redeemed from the account of each of its participants holding Series C Preferred Shares in its participant account. Thereafter, each participant will select the number of Series C Preferred Shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series C Preferred Shares for its own account). A participant may determine to redeem Series C Preferred Shares from some beneficial owners (including the participant itself) without redeeming Series C Preferred Shares from the accounts of other beneficial owners.

So long as the Series C Preferred Shares are held of record by the nominee of the Securities Depositary, the redemption price will be paid by the Paying Agent to the Securities Depositary on the Redemption Date.

If the Corporation gives or causes to be given a notice of redemption, then the Corporation will deposit with the Paying Agent funds sufficient to redeem the Series C Preferred Shares as to which notice has been given by 10:00 a.m., New York City time, on the Redemption Date, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the Record Holder or Record Holders thereof upon surrender or deemed surrender of the certificates therefor (which will occur automatically if the certificate representing such Series C Preferred Shares is issued in the name of the Securities Depositary or its nominee). If a notice of redemption shall have been given, then from and after the Redemption Date, unless the Corporation defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such Series C Preferred Shares will cease to accumulate and all rights of Record Holders of such Series C Preferred Shares as stockholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends to, but excluding, the Redemption Date, whether or not declared. The Record Holders of Series C Preferred Shares will have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including, but not limited to, redemption of Series C Preferred Shares, that remain unclaimed or unpaid after one year after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Corporation upon the Corporation’s written request, after which repayment the Record Holders of the Series C Preferred Shares entitled to such redemption or other payment shall have recourse only to the Corporation.

If only a portion of the Series C Preferred Shares represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such Series C Preferred Shares is registered in the name of the Securities Depositary or its nominee), the Corporation will issue and the Paying Agent will deliver to the Record Holder of such Series C Preferred Shares a new certificate representing the number of Series C Preferred Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series C Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to, but excluding, the Redemption Date, whether or not declared, have been deposited by the Corporation with the Paying Agent.

The Corporation may from time to time purchase Series C Preferred Shares, subject to compliance with all applicable securities and other laws. Any Series C Preferred Shares that the Corporation redeems or otherwise acquires will be cancelled.

Notwithstanding the foregoing, in the event that full cumulative dividends on the Series C Preferred Shares, any Parity Securities or any Senior Securities have not been paid or declared and set apart for payment, the Corporation may not repurchase, redeem or otherwise acquire, in whole or in part, any Series C Preferred Shares except pursuant to a purchase or exchange offer made on the same relative terms to all Holders of Series C Preferred Shares and such Parity Securities or Senior Securities that are then in arrears.

Section 7. Liquidation, Dissolution or Winding-Up.

(a) In the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the Holders will be entitled to receive out of the assets the Corporation has legally available for distribution to its stockholders the Liquidation Preference per Series C Preferred Share, plus an amount (the “Liquidation Dividend Amount”) equal to any accumulated and unpaid dividends (whether or not declared) on such shares to, but not including, the date of payment, before any distribution of assets upon such liquidation, winding-up or dissolution is made to the holders of any Junior Securities with respect to such distribution.

(b) In the event that, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the available assets of the Corporation are insufficient to pay the amounts payable with respect to the Liquidation Preference plus the Liquidation Dividend Amount on the shares of Series C Preferred Shares and the corresponding amounts payable on all Parity Securities in the distribution of assets, then the Holders and all holders of any such other Parity Securities will share ratably in any distribution of the Corporation’s assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation shall provide the Holders written notice of any such payment upon the Corporation’s voluntary or involuntary liquidation, winding-up or dissolution no fewer than 30 days and no more than 60 days prior to the payment date. After payment to any Holder of the full amount of the Liquidation Preference and the Liquidation Dividend Amount to which such Holder is entitled, such Holder will have no right or claim to any of the remaining assets of the Corporation.

(d) The consolidation or merger of the Corporation with or into any other entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business, will not be deemed to constitute a liquidation, winding-up or dissolution of the Corporation (although such events may give rise to the special optional redemption rights described in Section 5).

Section 8. Voting Rights.

(a) General. Holders shall not have any voting rights except as set forth in this Section 8 and as otherwise from time to time specifically required by Delaware law. In addition, notwithstanding anything herein to the contrary, Holders shall not have any voting rights, except as otherwise specifically required by Delaware law, following such time as all outstanding Series C Preferred Shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption. On any matter on which Holders are entitled to vote, such Holders will be entitled to one vote per Series C Preferred Share; provided that for any matter on which Holders are entitled to vote with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable with respect to such matter, voting together as a single class, the Holders and the holders of such other Parity Securities will be entitled to cast one vote for each $25.00 of liquidation preference (in the case of the Series C Preferred Shares, the Liquidation Preference) (excluding accrued and unpaid dividends). Notwithstanding the foregoing, the Series C Preferred Shares held by the Corporation or any of its subsidiaries or controlled affiliates will not be entitled to vote.

(b) Right to Elect Two Directors Upon Nonpayment.

(i) Whenever any dividends on any Series C Preferred Shares are in arrears for three or more semi-annual Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the Corporation shall promptly increase the number of directors of the Board by two, and the Holders and holders of any Parity Securities upon which like voting rights have been conferred and are exercisable (“Eligible Parity Stock”), voting together as a single class, shall be entitled to elect those two additional members of the Board (the “Preferred Stock Directors”). For the avoidance of doubt, in no event shall the total number of Preferred Stock Directors exceed two. The election of the initial Preferred Stock Directors following any

Nonpayment Event will occur at a special meeting called by the Corporation at the request of the Record Holders and the holders of record of shares of Eligible Parity Stock collectively representing at least 25% of the aggregate liquidation preference (excluding accrued and unpaid dividends) of all outstanding Series C Preferred Shares and shares of Eligible Parity Stock; provided that, if such a request is received less than 90 days before the date fixed for the next annual or special meeting of the Corporation’s stockholders, then such vote will be held at the earlier of such next annual or special meeting of the Corporation’s stockholders to the extent permitted by the By-laws. If a special meeting is not called by the Corporation in accordance with the foregoing within 30 days after request from the Holders and holders of shares of Eligible Parity Stock in accordance with the foregoing, then the Record Holders and holders of record of shares of Eligible Parity Stock collectively representing at least 25% of the aggregate liquidation preference (excluding accrued and unpaid dividends) of all outstanding Series C Preferred Shares and shares of Eligible Parity Stock may designate a holder to call the meeting at the Corporation’s expense and, for such purpose and no other (unless provided otherwise by applicable law), such holder of Series C Preferred Shares or shares of Eligible Parity Stock shall have access to the Corporation’s stock ledger. Following the election of the initial Preferred Stock Directors, the Preferred Stock Directors will be subject to election or re-election at each subsequent annual meeting of the Corporation’s stockholders.

(ii) At each meeting at which the Holders and holders of Eligible Parity Stock are entitled to vote for the election of Preferred Stock Directors, the Record Holders and holders of record of shares of Eligible Parity Stock collectively representing at least a majority of the votes entitled to be cast in respect of such matter, present in person or represented by proxy, will constitute a quorum for the transaction of business.

(iii) Each Preferred Stock Director will be (A) in the case of an uncontested election of a director, elected by a majority of the votes cast at such meeting with respect to the election of directors or (B) in the case of a contested election of a director, elected by a plurality of the votes cast at such meeting with respect to the election of directors; provided that in no event may any Preferred Stock Director be nominated or elected if the election of such director would cause the Corporation to violate any applicable corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which the Corporation’s securities may then be listed or quoted) relating to the independence of directors.

(iv) Any Preferred Stock Director may be removed at any time, with or without cause, by the Record Holders and holders of record of shares of Eligible Parity Stock collectively representing at least a majority of the votes that would be entitled to vote in the election of a Preferred Stock Director.

(v) In the event that a Nonpayment Event shall have occurred and shall not have been remedied, any vacancy in the office of a Preferred Stock Director following the initial election of Preferred Stock Directors may be filled by the written consent of the Preferred Stock Director remaining in office or, if none remains in office, by the written consent of the Record Holders and holders of record of shares of Eligible Parity Stock collectively representing at least a majority of the votes that would be entitled to vote in the election of a Preferred Stock Director; provided that in no event may any such Preferred Stock Director be appointed if the appointment of such director would cause the Corporation to violate any applicable corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which the Corporation’s securities may then be listed or quoted) relating to the independence of directors. Any such appointed Preferred Stock Director will serve until the earlier of his or her resignation, removal or death or the election of his or her successor at the next applicable annual or special meeting of stockholders.

(vi) Following a Nonpayment Event, if and when all accrued dividends on the Series C Preferred Shares for all past Dividend Periods and the then-current Dividend Period shall have been fully paid, the right of Holders to participate in the election of Preferred Stock Directors will cease (subject to the revesting of such right upon any subsequent Nonpayment Event) and, unless there are outstanding shares of Eligible Parity Stock, the term of office of any Preferred Stock Directors will immediately terminate, the Preferred Stock Directors shall automatically cease to be on the Board without any further action by the Corporation or the Preferred Stock Directors, and the number of directors constituting the Board shall be reduced accordingly.

(c) Other Voting Rights.

(i) So long as any of the Series C Preferred Shares are outstanding, unless the Corporation has received the affirmative vote or consent, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such stockholders, of the Holders of at least two-thirds of the outstanding Series C Preferred Shares, voting as a separate class, the Corporation may not adopt any amendment to its Certificate of Incorporation (including this Certificate of Designation) that would have a material adverse effect on the powers, preferences, duties, or special rights of the Series C Preferred Shares; provided that no amendment (i) relating to the issuance of any class or series of capital stock or (ii) in connection with a merger or other transaction in which the Corporation is the surviving entity and the Series C Preferred Shares remain outstanding with the terms thereof materially unchanged in any respect adverse to the Holders, will be deemed to materially adversely affect the terms of the Series C Preferred Shares.

(ii) In addition, so long as any of the Series C Preferred Shares are outstanding, unless the Corporation has received the affirmative vote or consent, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such stockholders, of the Holders of at least two-thirds of the outstanding Series C Preferred Shares, voting together as a class with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, the Corporation may not:

(A) create or issue any Parity Securities (including any additional Series C Preferred Shares) if the cumulative dividends payable on the outstanding Series C Preferred Shares (or Parity Securities, if applicable) are in arrears;

(B) create or issue any additional Series C Preferred Shares or any Parity Securities with an aggregate liquidation preference, together with the Series C Preferred Shares issued at the Initial Issue Date and any Parity Securities then outstanding, of greater than $2.5 billion;

(C) undertake any Transaction that results in a Covered Disposition; or

(D) create or issue any Senior Securities.

(d) For the avoidance of doubt, notwithstanding the foregoing, the Corporation may amend, alter, supplement, or repeal any terms of the Series C Preferred Shares, including by way of amendment to this Certificate of Designation, without the consent of the Holders (to the fullest extent permitted by applicable law and so long as such action does not adversely affect the special rights, preferences, privileges, or voting powers of the Series C Preferred Shares, and limitations and restrictions thereof), for the following purposes:

(i) to cure any ambiguity or mistake, or to correct or supplement any provision contained in this Certificate of Designation establishing the terms of the Series C Preferred Shares that may be defective or inconsistent with any other provision contained in such Certificate of Designation;

(ii) to make any provision with respect to matters or questions relating to the Series C Preferred Shares that is not inconsistent with the provisions of the Certificate of Incorporation; or

(iii) to waive any of the Corporation’s rights with respect thereto.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a Record Date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the By-laws, applicable law and the rules of the NYSE or any other national securities exchange or other trading facility on which the Series C Preferred Shares is listed or traded at the time. Series C Preferred Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Section 9. Transfers. For the avoidance of doubt, the Series C Preferred Shares shall be freely transferable by the Holders thereof, subject to compliance with applicable law.

Section 10. Transfer Agent, Registrar, and Paying Agent. The Corporation shall maintain in the United States an office or agency where Series C Preferred Shares may be surrendered for payment (including upon redemption), registration of transfer, or exchange. The initial duly appointed Transfer Agent, Registrar and Paying Agent for the Series C Preferred Shares shall be Equiniti Trust Company LLC. The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar or Paying Agent in accordance with the agreement between the Corporation and the Transfer Agent, Registrar or Paying Agent, as the case may be; provided, however, that if the Corporation removes Equiniti Trust Company LLC, the Corporation shall appoint a successor transfer agent, registrar or paying agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the Holders.

Section 11. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Holder of any Series C Preferred Shares as the true and lawful owner thereof for all purposes.

Section 12. Notices. The Corporation shall send all notices or communications to Holders of the Series C Preferred Shares pursuant to this Certificate of Designation in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the Holders’ respective addresses shown on the register for the Series C Preferred Shares. Notwithstanding the foregoing, in the case of Series C Preferred Shares held in book-entry form, the Corporation shall be permitted to send notices or communications to Holders pursuant to the procedures of the Securities Depositary, and notices and communications that the Corporation sends in this manner will be deemed to have been properly sent to such Holders in writing.

Section 13. No Preemptive or Conversion Rights. The Series C Preferred Shares will not be convertible into or exchangeable for any other securities or property, and the Holders will not be entitled to any preemptive or similar rights.

Section 14. Other Rights. The Series C Preferred Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law. Series C Preferred Shares will not have the benefit of any sinking fund, and the Corporation is not required to set apart for payment any funds to redeem Series C Preferred Shares.

Section 15. Uncertificated Shares.

(a) Until such time as the Series C Preferred Shares become eligible for deposit through the Securities Depositary, all Series C Preferred Shares offered hereby shall be in uncertificated, book entry form maintained by the Transfer Agent as permitted by the Bylaws and the DGCL.

(b) If the Series C Preferred Sharers become eligible for deposit through the Securities Depositary, the Series C Preferred Shares will be represented by one or more global certificates substantially in the form attached hereto as Exhibit A issued to the Securities Depositary, and registered in the name of its nominee (initially, Cede & Co.), for credit to an account of a direct or indirect participant in the Securities Depositary (including, if applicable, Euroclear and Clearstream), duly executed by the Corporation and authenticated by the Transfer Agent and Registrar. The Series C Preferred Shares will continue to be represented by one or more certificates substantially in the form attached hereto as Exhibit A registered in the name of the Securities Depositary or its nominee, and no Holder will be entitled to receive a certificate evidencing such shares unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and the Corporation has not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by the Corporation to Holders will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to Holders, each purchaser of Series C Preferred Shares must rely on (i) the procedures of the Securities Depositary and its participants (including, if applicable, Euroclear and Clearstream) to receive dividends, any redemption price, Liquidation Preference and notices, and to direct the exercise of any voting rights, with respect to such Series C Preferred Shares and (ii) the records of the Securities Depositary and its participants (including, if applicable, Euroclear and Clearstream) to evidence its ownership of such Series C Preferred Shares. So long as the Securities Depositary (or its nominee) is the sole holder of Series C Preferred Shares, no beneficial holder of Series C Preferred Shares will be deemed to be a holder of Series C Preferred Shares, and the Securities Depositary may be treated by the Corporation, the Transfer Agent, and any agent of the Corporation or the Transfer Agent as the absolute owner of such Series C Preferred Shares for all purposes whatsoever.

Section 16. Withholding Taxes. Notwithstanding anything to the contrary, if the Corporation or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder or beneficial owner, the Corporation or other applicable withholding agent may, at its option, set off such payments against payments of cash dividends, shares of Series C Preferred Shares or sale proceeds paid, subsequently paid or credited with respect to such Holder or beneficial owner.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this certificate this December 29, 2023.

By:	/s/ William M. Quinn
Name:	William M. Quinn
Title:	Senior Vice President and Treasurer

[Signature Page to Certificate of Designation]

Exhibit A

[FORM OF FACE OF

8.875% SERIES C FIXED-RATE RESET CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK CERTIFICATE]

THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THE SHARES EVIDENCED HEREBY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SUCH SHARES, NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SHARES, EXCEPT (A) (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (3) TO THE CORPORATION; AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE U.S. AND OTHER JURISDICTIONS AND SUBJECT TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF THE SELLER’S PROPERTY OR THE PROPERTY OF AN INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITH THE SELLER OR ACCOUNT’S CONTROL.

IN ADDITION, THE HOLDER OF THIS SECURITY UNDERSTANDS THAT THE CORPORATION MAY RECEIVE A LIST OF PARTICIPANTS HOLDING POSITIONS IN THIS SECURITY FROM ONE OR MORE BOOK-ENTRY DEPOSITARIES. EACH PURCHASER OF THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN WILL BE DEEMED TO REPRESENT THAT IT AGREES TO COMPLY WITH THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND IN THE CERTIFICATE OF DESIGNATION, AND WILL NOT TRANSFER THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN EXCEPT TO AN ELIGIBLE PURCHASER WHO CAN MAKE THE SAME ACKNOWLEDGMENTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS ON BEHALF OF ITSELF AND EACH ACCOUNT FOR WHICH IT IS PURCHASING.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC OR NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

THE CORPORATION SHALL FURNISH A FULL STATEMENT ABOUT CERTAIN RESTRICTIONS ON OWNERSHIP AND TRANSFERABILITY TO A STOCKHOLDER UPON REQUEST AND WITHOUT CHARGE.

THE SHARES OF 8.875% SERIES C FIXED-RATE RESET CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK, ARE SUBJECT TO REDEMPTION AT THE OPTION OF THE CORPORATION (AS DEFINED BELOW) AT THE TIMES AND REDEMPTION PRICES, AND ON TERMS AND CONDITIONS, SET FORTH IN THE CERTIFICATE OF DESIGNATION (AS DEFINED BELOW).

Certificate Number [ ]	[Initial] Number of Shares of 8.875% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock: [__] [CUSIP: [ • ]] [ISIN: [ • ]]

VISTRA CORP.

8.875% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock

(Liquidation Preference as specified below)

Vistra Corp., a Delaware corporation (the “Corporation”), hereby certifies that [Cede & Co.] (the “Holder”), is the registered owner of [            ] [the number shown on Schedule I hereto of] fully paid and non-assessable shares of the Corporation’s designated 8.875% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, with a Liquidation Preference of $1,000.00 per share (the “Series C Preferred Shares”). The Series C Preferred Shares are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series C Preferred Shares represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designation of 8.875% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, of Vistra Corp. dated December 29, 2023, as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meanings given them in the Certificate of Designation. The Corporation will provide a copy of the Certificate of Designation to the Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the provisions of the Series C Preferred Shares set forth on the reverse hereof and in the Certificate of Designation, which provisions shall for all purposes have the same effect as if set forth at this place. If the terms of this certificate conflict with the terms of the Certificate of Designation, then the terms of the Certificate of Designation will control to the extent of such conflict.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

Unless the Transfer Agent and Registrar have properly countersigned this certificate, these Series C Preferred Shares shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

* * *

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by two officers of the Corporation this [__] of [__], 20[__].

VISTRA CORP.

By:
Name:
Title:

By:
Name:
Title:

COUNTERSIGNATURE

These are the Series C Preferred Shares referred to in the within-mentioned Certificate of Designation.

Dated: [                    ], [            ]

Equiniti Trust Company LLC, as Registrar and Transfer Agent

By:
Name:
Title:

[FORM OF REVERSE OF

CERTIFICATE FOR SERIES C PREFERRED STOCK]

Cumulative cash distributions on each Series C Preferred Share shall be payable at the rate provided in the Certificate of Designation.

The Corporation shall furnish without charge to each Holder who so requests a statement of the rights, preferences, privileges and restrictions granted to or imposed upon each class or series of stock of the Corporation authorized to be issued, including the Series C Preferred Shares, and upon the holders thereof. Such statement may be obtained from the Corporation at the Corporation’s principal executive office, which, on December 29, 2023, was located at 6555 Sierra Drive, Irving, Texas 75039.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the Series C Preferred Shares evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the Series C Preferred Shares evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Schedule I1

Vistra Corp.

Global Preferred Share

8.875% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock

Certificate Number:

The number of Series C Preferred Shares initially represented by this Global Preferred Share shall be [            ]. Thereafter the Transfer Agent and Registrar shall note changes in the number of Series C Preferred Shares evidenced by this Global Preferred Share in the table set forth below:

Amount of Decrease in Number of Shares Represented by this Global Preferred Share	Amount of Increase in Number of Shares Represented by this Global Preferred Share	Number of Shares Represented by this Global Preferred Share following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

[1]	Attach Schedule I only to Global Preferred Shares.